Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Workstream Inc. of our report dated August 17, 2007 relating to our audit of the consolidated financial statements which appears in the Annual Report on Form 10-K of Workstream Inc. for the year ended May 31, 2007, as amended.

/s/ MCGLADREY & PULLEN, LLP

McGladrey & Pullen, LLP
Orlando, Florida
December 20, 2007